Exhibit 10.1

HARRIS LINE OF CREDIT AGREEMENT

The Customer referred to below has applied for, and Harris Trust and Savings Bank, Chicago, Illinois (“Bank”), has approved the establishment of, a line of credit account (“Loan Account”) from which the Customer may from time to time request loans in the aggregate amount of credit shown below (the “Maximum Credit”). Interest on such loans is computed at a variable rate which may change daily based upon changes in the Bank’s Prime Rate or at a short term fixed rates based upon LIBOR. The Customer may make principal payments at any time and in any amount, subject to payment of the funding indemnity more fully provided in paragraph no. 2 below. The request by the Customer for, and the making by the Bank of, any loan against the Loan Account shall constitute an agreement between the Customer and the Bank as follows:

Name of Customer: COMMUNITY FIRST BANKSHARES, INC..

Address:

Type of Loan Account:                                                                   ☒ Revolving, which means as principal is repaid, the Customer may reborrow subject to this Agreement

☐  Multiple Advances, which means that the Customer may not reborrow any amounts that have been repaid but may still borrow the difference between the Maximum Credit and the principal amounts of prior borrowings.

Amount of Maximum Credit: $40,000,000

Each Loan Requested Shall Be At Least: $500,000 in the case of Loans bearing interest with reference to the Bank’s Prime Rate; and $1,000,000 in the case of Loans bearing interest with reference to LIBOR or a Quoted Rate or such greater amount which is an integral multiple of $1,000,000

Interest Rate: The Loans will bear interest as set forth in paragraph no. 2 below.

Maturity Date: The Loan Account terminates, and Loans are payable, ON DEMAND.

Periodic Statement reflecting accrued interest will be sent and interest will be payable:                          ☐  Monthly;  ☐  Quarterly

Payments shall be due at the Bank’s principal office in

Chicago, Illinois, paid to the order of the Bank, and made by:   ☐ Debit to Harris Account                    ;  ☐ By Check

1.                                       Using the Account.  All loans and advances from the Loan Account are referred to in this Agreement as “Loans.” Loan requests shall be sent to the Customer’s Harris Account Officer and may be made by writing or by telephone. Loan proceeds shall be credited to the Customer’s deposit account at the Bank unless the Bank is otherwise directed by special written directions from the Customer. The amount of each Loan requested shall be at least the minimum amount shown above, and the Bank shall have the right to refuse to honor any Loan requested by the Customer which is less than that minimum amount, even if the Bank has previously honored a Loan request for less than the minimum amount. Each Loan shall initially constitute part of the Prime Rate Portion (as described in paragraph no. 2(a) below) except to the extent the Customer has otherwise timely elected that such Loan, or any part thereof, constitutes part of a Fixed Rate Portion as provided in paragraph 2 below. The Customer shall not request any Loan which, when taken together with Loans then outstanding, would exceed the Maximum Credit.

All Loans shall be made against and evidenced by the Customer’s promissory note payable to the order of the Bank in the principal amount of $40,000,000.00 such note to be in the form of Exhibit A attached hereto (the “Note”). The Bank agrees that notwithstanding the fact that the Note is in the principal amount of $40,000,000.00, it shall evidence only the actual unpaid principal balance of Loans made under the Loan Account. The Bank agrees that if it transfers or assigns the Note, the Bank will stamp thereon a statement of the actual principal amount evidenced thereby at the time of transfer. The Customer agrees that in any action or proceeding instituted to collect or enforce collection of the Note, the amount shown as owing the Bank on its records shall be prima facie evidence of the unpaid balance of principal and interest on the Note.

2.                                       Interest Rate Options.

(a)                                  Subject to the terms and conditions hereof, portions of the principal of the Loans (all of the principal of the Loans bearing interest at the same rate for the same period of time being hereinafter referred to as a “Portion”) may, at the Customer’s option, bear interest with reference to the Prime Rate (the “Prime Rate Portion”) or with reference to an Adjusted LIBOR (“LIBOR Portions”). Subject to the terms and conditions hereof, Portions may be converted from time to time from one basis to another. All of the indebtedness evidenced by the Loan Account which is not part of a Fixed Rate Portion shall constitute a single Prime Rate Portion. All principal of the Loans which bears interest with reference to a particular Adjusted LIBOR for a particular Interest Period shall constitute a single LIBOR Portion. There shall not be more than 5 Fixed Rate Portions outstanding at any one time. Anything contained herein to the contrary notwithstanding, no Fixed Rate Portion shall be created, continued or effected by conversion after any demand for payment of the Loans or any non-compliance by the Customer with any of the terms or conditions of this Agreement. The Customer hereby promises to pay interest on each Portion at the rates and times specified herein. The interest rate payable under this Agreement shall be subject, however, to the limitation that such interest rate shall never exceed the highest rate which the Customer may contract to pay under applicable law.

(b)                                 Prime Rate Portion. The Prime Rate Portion shall bear interest at the rate per annum equal at all times to the Prime Rate as in effect from time to time, provided that if the Prime Rate Portion or any part thereof is not paid when due (whether by demand or otherwise), such Portion shall bear interest, whether before or after judgment, until payment in full thereof at the rate per annum determined by adding 3% to the Prime Rate as from time to time in effect. Interest on the Prime Rate Portion shall be payable quarterly in arrears on the last day of each March, June, September and December (commencing September 31, 2004) in each year;

and interest shall also be due and payable upon demand. Any change in the interest rate on the Prime Rate Portion resulting from a change in the Prime Rate shall be effective on the date of the relevant change in the Prime Rate.

(c)                                  LIBOR Portions. Each LIBOR Portion shall bear interest for each Interest Period selected therefor at a rate per annum determined by adding .75% to the Adjusted LIBOR for such Interest Period, provided that if any LIBOR Portion is not paid when due (whether by demand or otherwise), such Portion shall bear interest, whether before or after judgment, until payment in full thereof through the end of the Interest Period then applicable thereto at the rate per annum determined by adding 3% to the interest rate which would otherwise be applicable thereto, and effective at the end of such Interest Period such LIBOR Portion shall automatically be converted into and added to the Prime Rate Portion and shall thereafter bear interest at the interest rate applicable to the Prime Rate Portion after default. Interest on each LIBOR Portion shall be due and payable on the last day of each Interest Period applicable thereto and, with respect to any Interest Period applicable to a LIBOR Portion in excess of 3 months, on the date occurring every 3 months alter the date such Interest Period began and at the end of such Interest Period; and interest shall also be due and payable upon demand. The Customer shall notify the Bank on or before 11:00 am. (Chicago time) on the third Business Day preceding the end of an Interest Period applicable to a LIBOR Portion whether such LIBOR Portion is to continue as a LIBOR Portion, in which event the Customer shall notify the Bank of the new Interest Period selected therefor; and in the event the Customer shall fail to so notify the Bank, such LIBOR Portion shall automatically be converted into and added to the Prime Rate Portion as of and on the last day of such Interest Period. Each LIBOR Portion shall be in an amount equal to $1,000,000 or such greater amount which is an integral multiple of $1,000,000.

(d)                                 Computation of Interest.  All interest on the Loans shall be computed on the basis of a year of 360 days for the actual number of days elapsed.

(e)                                  Manner of Rate Selection.

(i)                                     LIBOR Portions.  The Customer shall notify the Bank by 11:00 a.m. (Chicago time) at least 3 Business Days prior to the date upon which the Customer requests that any LIBOR Portion be created or that any part of the Prime Rate Portion be converted into a LIBOR Portion (each such notice to specify in each instance the amount thereof and the Interest Period selected therefor). If any request is made to convert a LIBOR Portion into another type of Portion available hereunder, such conversion shall only be made so as to become effective as of the last day of the Interest Period applicable thereto.

(ii)                                  Interest Rate Selections.  All requests for the creation, continuance and conversion of Fixed Rate Portions under this Agreement shall be irrevocable. Such requests may be written or oral and the Bank is hereby authorized to honor telephonic requests for creations, continuances and conversions received by it from any person the Bank in good faith believes to be the Customer, or its designated representative, without the need of independent investigation, the Customer hereby indemnifying the Bank from any liability or loss ensuing from so acting.

(f)                                    Change of Law.  Notwithstanding any other provisions hereof, if at any time the Bank shall determine that any change in applicable laws, treaties or regulations or in the interpretation thereof makes it unlawful for the Bank to create or continue to maintain any Fixed Rate Portion, it shall promptly so notify the Customer and at the Bank’s option make demand repayment of the Loans or only the affected Fixed Rate Portion and, even absent such demand, no Fixed Rate Portion shall be created, continued or maintained after the date of such determination until it is no longer unlawful for the Bank to create, continue or maintain such Fixed Rate Portion. Upon such a demand by the Bank for payment, the Customer shall thereupon prepay the outstanding principal amount of the Loans so demanded, together with all interest accrued thereon and all other amounts payable to the Bank with respect thereto under this Agreement (including without limitation any amount due the Bank under the funding indemnity paragraph below); provided, however, that unless the Bank makes demand for repayment of the Loans in full, the Customer may elect to convert the principal amount of the affected Fixed Rate Portion into the Prime Rate Portion, subject to the terms and conditions hereof (including, without limitation, the payment of such interest and other amounts so payable to the Bank hereunder).

(g)                                 Unavailability of Deposits or Inability to Ascertain Adjusted LIBOR. Notwithstanding any other provision hereof, if the Bank shall determine prior to the commencement of any Interest Period that deposits in the amount of any LIBOR Portion scheduled to be outstanding during such Interest Period are not readily available to the Bank in the relevant market or, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining Adjusted LIBOR, then the Bank shall promptly give notice thereof to the Customer and at the Bank’s option make demand for repayment of the Loans and, even absent such demand, no LIBOR Portion shall be created, continued or effected by conversion, as the case may be, in such amount and for such Interest Period until deposits in such amount and for the Interest Period selected by the Customer shall again be readily available to the Bank in the relevant market and adequate and reasonable means exist for ascertaining Adjusted LIBOR.

(h)                                 Taxes and Increased Costs.  With respect to any Fixed Rate Portion, if the Bank shall determine that any change in any applicable law, treaty, regulation or guideline (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or any new law, treaty, regulation or guideline, or any interpretation of any of the foregoing by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority having jurisdiction over the Bank or its lending branch or the Fixed Rate Portions contemplated hereby (whether or not having the force of law), shall: (i) impose, increase, or deem applicable any reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, or any other acquisition of funds or disbursements by, the Bank which is not in any instance already accounted for in computing the interest rate applicable to such Fixed Rate Portion; (ii) subject the Bank, this Agreement or any Fixed Rate Portion to any tax (including, without limitation, any United States interest equalization tax or similar tax however named applicable to the acquisition or holding of debt obligations and any interest or penalties with respect thereto), duty, charge, stamp tax, fee, deduction or withholding in respect of this Agreement or any Fixed Rate Portion, except such taxes as may be measured by the overall net income or gross receipts of the Bank or its lending branches and imposed by the jurisdiction, or any political subdivision or taxing authority thereof, in which the Bank’s principal executive office or its lending branch is located; (iii) change the basis of taxation of payments of principal and interest due from the Customer to the Bank hereunder (other than by a change in taxation of the overall net income or gross receipts of the Bank); or (iv) impose on the Bank any penalty with respect to the foregoing or any other condition regarding this Agreement or any Fixed Rate Portion, and the Bank shall determine that the result of any of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to the Bank of creating or maintaining any Fixed Rate Portion hereunder or to reduce the amount of principal or interest received or receivable by the Bank (without benefit of, or credit for, any prorations, exemption, credits or other offsets available under any such laws, treaties, regulations, guidelines or interpretations thereof), then the Customer shall pay on demand (which need not but may at the Bank’s option be combined with a demand for repayment of the Loans) to the Bank from time to time as specified by the Bank such additional amounts as the Bank shall reasonably determine are sufficient to compensate and indemnify it for such increased cost or reduced amount. If the Bank makes such a claim for compensation, it shall provide to the Customer a certificate setting forth the computation of the increased cost or reduced amount as a result of any event mentioned herein in reasonable detail and such certificate shall be conclusive if reasonably determined.

(i)                                     Funding Indemnity.  In the event the Bank shall incur any loss, cost or expense (including, without limitation, any loss (including loss of profit), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired or contracted to be acquired by the Bank to fund or maintain any Fixed Rate Portion or the relending or reinvesting of such deposits or other funds or amounts paid or prepaid to the Bank) as a result of:

(x)                                   any payment of a Fixed Rate Portion on a date other than the last day of the then applicable Interest Period for any reason, whether before or after default, and whether or not such payment is required by any provisions of this Agreement; or

(y)                                 any failure by the Customer to create, borrow, continue or effect by conversion a Fixed Rate Portion on the date specified in a notice given pursuant to this Agreement;

then the Customer shall pay to the Bank upon its demand (which need not but may at the Bank’s option be combined with a demand for repayment of the Loans) such amount as will reimburse the Bank for such loss, cost or expense. If the Bank requests compensation under this paragraph, it shall provide to the Customer a certificate setting forth the computation of the loss, cost or expense giving rise to the request for compensation in reasonable detail and such certificate shall be conclusive if reasonably determined.

(j)                                     Lending Branch; Discretion of Bank as to Manner of Funding.  The Bank may, at its option, elect to make, fund or maintain Portions of the Loans hereunder at such of its branches or offices as the Bank may from time to time elect. Notwithstanding any provision of this Agreement to the contrary, the Bank shall be entitled to fund and maintain its funding of all or any part of the Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder with respect to LIBOR Portions shall be made as if the Bank had actually funded and maintained each LIBOR Portion during each Interest Period applicable thereto through the purchase of deposits in the relevant market in the amount of such LIBOR Portion, having a maturity corresponding to such Interest Period, and bearing an interest rate equal to the LIBOR for such Interest Period.

(k)                                  Notations.  The status of all amounts evidenced by the Note as constituting part of the Prime Rate Portion or a Fixed Rate Portion, and, in the case of any Fixed Rate Portion, the rates of interest and Interest Periods applicable to such Portions shall be recorded by the Bank on its books and records or, at its option in any instance, endorsed on a schedule hereto and the unpaid principal balance and status, rates and Interest Periods so recorded or endorsed by the Bank shall be prima facie evidence in any court or other proceeding brought to enforce this Agreement of the principal amount remaining unpaid thereon, the status of the Loans evidenced by the Note, and the interest rates and Interest Periods applicable thereto; provided that the failure of the Bank to record any of the foregoing shall not limit or otherwise affect the obligation of the Customer to repay the principal balance of the Loan Account together with accrued interest thereon. Prior to any negotiation of the Note, the Bank shall record on a schedule hereto the status of all amounts evidenced hereby as constituting part of the Prime Rate Portion or a Fixed Rate Portion and, in the case of any Fixed Rate Portion, the rates of interest and the Interest Periods applicable thereto.

(l)                                     Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

“Adjusted LIBOR” means a rate per annum determined by the Bank in accordance with the following formula:

Adjusted LIBOR =	LIBOR
l00%-Reserve Percentage

“Reserve Percentage” means, for the purpose of computing Adjusted LIBOR, the maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental or other special reserves) imposed by the Board of Governors of the Federal Reserve System (or any successor) under Regulation D on Eurocurrency liabilities (as such term is defined in Regulation D) for the applicable Interest Period as of the first day of such Interest Period, but subject to any amendments to such reserve requirement by such Board or its successor, and taking into account any transitional adjustments thereto becoming effective during such Interest Period. For purposes of this definition, LIBOR Portions shall be deemed to be Eurocurrency liabilities as defined in Regulation D without benefit of or credit for prorations, exemptions or offsets under Regulation D. “LIBOR” means, for each Interest Period, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to the Bank at 11:00 a.m. (London, England time) 2 Business Days before the beginning of such Interest Period by 3 or more major banks in the interbank eurodollar market selected by the Bank for a period equal to such Interest Period and in an amount equal or comparable to the applicable LIBOR Portion scheduled to be outstanding from the Bank during such Interest Period. “LIBOR Index Rate” means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period, which appears on the Telerate Page 3750 as of 11:00 a.m. (London, England time) on the day 2 Business Days before the commencement of such Interest Period. “Telerate Page 3750” means the display designated as “Page 3750” on the Dow Jones Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for U.S. Dollar deposits). Each determination of LIBOR made by the Bank shall be conclusive and binding absent manifest error.

“Business Day” means any day other than a Saturday or Sunday on which the Bank is not authorized or required to close in Chicago, Illinois and, when used with respect to LIBOR Portions, a day on which the Bank is also dealing in United States Dollar deposits in London, England.

“Interest Period” means, with respect to any LIBOR Portion, the period commencing on, as the case may be, the creation, continuation or conversion date with respect to such LIBOR Portion and ending 1, 2 or 3 months thereafter as selected by the Customer in its notice as provided herein; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)                                     if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day, unless in the case of an Interest Period for a LIBOR Portion the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day; and

(ii)                                  the interest rate to be applicable to each Fixed Rate Portion for each Interest Period shall apply from and including the first day of such Interest Period to but excluding the last day thereof.

For purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on a numerically corresponding day in the next calendar month, provided, however, if an Interest Period begins on the last day of a month or if there is no numerically corresponding day in the month in which an Interest Period is to end, then such Interest Period shall end on the last Business Day of such month.

“Fixed Rate Portions” means and includes LIBOR Portions, unless the context in which such term is used shall otherwise require.

“Prime Rate” means, for any day, the rate of interest announced or otherwise established by the Bank from time to time as its prime commercial rate, as in effect on such day (it being understood and agreed that such rate may not be the Bank’s best or lowest rate).

(m)                               Survival of Indemnities.  All indemnities and other provisions relative to reimbursement to the Bank of amounts sufficient to protect the yield of the Bank with respect to the Loans, including, but not limited to, paragraph nos. 2(i) and 2(j) hereof, shall survive the termination of this Agreement and the payment of the Loans.

3.                                       Fees.  On the date hereof, the Customer shall pay to the Bank a closing fee in the $80,000. This fee is non-refundable and is in addition to any other Obligations owing to the Bank under the Line of Credit Agreement.

4.                                       Maturity Date; Payments.  The Customer shall pay to the Bank the principal balance of outstanding Loans together with any accrued interest ON DEMAMD). Payments received by the Bank shall be applied first to accrued interest and then to the principal balance of outstanding Loans unless otherwise directed. The Customer may make principal prepayments at any time and in any amount, subject to payment of the relevant funding indemnity more fully provided for in paragraph 2(j) above. Unless the Customer otherwise directs, principal payments shall be first applied to the Prime Rate Portion until payment in full thereof, with any balance applied to the Fixed Rate Portions in the order in which their Interest Periods expire. If any payment from the Customer under this Agreement becomes due on a Saturday, Sunday, or a day which is a legal holiday for banks in the State of Illinois, such payment shall be made on the next bank business day and any such extension shall be included in computing interest under this Agreement.

5.                                       Periodic Statements.  The Bank will furnish the Customer with a statement for each billing period (either monthly or quarterly as shown on the front of this Agreement) which has any transaction or balance.

6.                                       Customer Financial Statement.  The Customer agrees to furnish financial information to the Bank upon request of the Bank from time to time. Such information shall be furnished as soon as reasonably possible, but in any event within 30 days after request by the Bank.

7.                                       Representation and Warranties.  In consideration of establishing and maintaining the Loan Account, the Customer hereby represents and warrants to the Bank that: (a) the Customer is a corporation duly organized, validly existing, and in good standing under the laws of its state of organization; (b) the execution, delivery, and performance by the Customer of this Agreement and the Note are within its corporate powers, have been duly authorized by all necessary corporate action, and do not contravene the Customer’s charter, articles of incorporation or by-laws or any law or contractual restriction binding on or affecting the Customer; (c) no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the Customer’s due execution, deliver, and performance of this Agreement or the Note; (d) this Agreement is, and the Note when executed and delivered by the Customer will be, the Customer’s legal, valid, and binding obligation enforceable against the Customer in accordance with its terms; (e) the Customer is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of the Loans will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock; and (f) there is no pending or threatened action or proceeding affecting the Customer before any court, governmental agency or arbitrator, which may materially adversely affect the Customer’s financial condition or operations or which purports to affect the legality, validity, or enforceability of this Agreement or the Note.

8.                                       DEMAND OBLIGATION; ENFORCEMENT.  THE LOANS ARE EXPRESSED TO BE PAYABLE “ON DEMAND.” ACCORDINGLY, THE BANK CAN DEMAND PAYMENT IN FULL OF THE LOANS AT ANY TIME IN ITS SOLE DISCRETION EVEN IF THE CUSTOMER HAS COMPLIED WITH ALL OF THE TERMS OF THIS AGREEMENT.

No delay by the Bank in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Bank of any right or remedy shall preclude any other or further exercise thereof or the exercise of any other right or remedy. The Customer agrees to pay to the Bank all expenses incurred or paid by the Bank in connection with the establishment and maintenance of the Loan Account and the collection of the Loans and any other amounts due under this Agreement and the enforcement of rights to any collateral security therefor, including, without limitation, attorneys’ fees and court costs. The Bank shall have the right at any time to set-off the balance of any deposit account that the Customer may at any time maintain with the Bank against any amounts at any time owing under this Agreement, whether or not the balance of Loans under this Agreement is then due.

9.                                       Termination; Renewal.  The availability of additional Loans under this Agreement will automatically terminate ON DEMAND. The Bank reserves the right at any time without notice to terminate the Loan Account, suspend the Customer’s borrowing privileges or refuse any Loan request or any request for a Fixed Rate Portion even though the Customer has complied with all of the terms of this Agreement. The Customer may terminate this Agreement at any time effective upon receipt by the Bank of at least 15 days prior written notice. No termination under this paragraph shall affect the Bank’s rights or the Customer’s obligations regarding payment or default under this Agreement. Such termination shall not affect the Customer’s obligation to pay all Loans and the interest accrued through the date of final payment. The Bank may also elect to honor Loan requests after termination of this Agreement, and the Customer agrees that any such payment by the Bank shall constitute a Loan to Customer under this Agreement.

10.                                 Notices.  The Bank may rely on instructions from the Customer with respect to any matters relating to this Agreement or the Loan Account, including telephone loan requests which are made by a person whom the Bank believes to be the Customer or its designated representative. All notices and statements to be furnished by the Bank shall be sufficient if delivered to any such person at the billing address for the Loan Account shown on the records of the Bank. All notices from the Customer shall be sent to the Bank at P.O. Box 755, Chicago, Illinois 60690, to the attention of the Loan Accounting Division. The Customer waives presentment and notice of dishonor. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby. No amendment or waiver of any provision of this Agreement or the Note, nor consent to any departure by the Customer therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank. If any part of this Agreement is unenforceable, that will not make any other part unenforceable. This Agreement shall be governed by the laws of the State of Illinois.

11.                                 Consent to Jurisdiction. THE CUSTOMER SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS AND OF ANY ILLINOIS STATE COURT SITI1NG IN COOK COUNTY, ILLINOIS, FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.                                 Jury Trial Waiver.  THE CUSTOMER AND THE BANK WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

THE CUSTOMER AGREES TO THE TERMS SET FORTH ABOVE.

Signed by Customer on June 29th, 2004.

COMMUNITY FIRST BANKSHARES, INC.

By:	/s/ Craig Weiss
	Name	Craig Weiss
	Title	CFO

Accepted and agreed to this 29th day of June, 2004

HARRIS TRUST AND SAVINGS BANK

By:
Name
Title

DEMAND NOTE

Chicago, Illinois
$40,000,000	June , 2004

ON DEMAND, for value received, the undersigned, COMMUNITY FIRST BANKSHARES, INC. a Delaware corporation, promises to pay to the order of HARRIS TRUST AND SAVINGS BANK (the “Bank”) at its offices at 111 West Monroe Street, Chicago, Illinois, the principal sum of Forty Million and no/l00 Dollars ($40,000,000) or, if less, the amount outstanding under the Harris Line of Credit Agreement referred to below together with interest payable at the times and at the rates and in the manner set forth in the Harris Line of Credit Agreement referred to below.

This Note evidences borrowings by the undersigned under that certain Harris Line of Credit Agreement dated as of June     , 2004, between the undersigned and the Bank; and this Note and the holder hereof are entitled to all the benefits provided for under the Harris Line of Credit Agreement, to which reference is hereby made for a statement thereof.  The undersigned hereby waives presentment and notice of dishonor.  The undersigned agrees to pay to the holder hereof all expenses incurred or paid by such holder, including attorneys’ fees and court costs, in connection with the collection of this Note.  It is agreed that this Note and the rights and remedies of the holder hereof shall be construed in accordance with and governed by the laws of the State of Illinois.

COMMUNITY FIRST BANKSHARES, INC.

By:	/s/ Craig Weiss
	Name	Craig Weiss
	Title	CFO